Power of Attorney

I, Norman P. Becker, reside at 907 Los Prados de Guadalupe N.W., Los Ranchos de Albuquerque, NM 87107. I appoint Laurie S. Monfiletto, Vice President, Human Resources, Corporate Headquarters, MS-0705, Albuquerque, New Mexico 87158; Angela Pino, Manager, Compensation, Corporate Headquarters, MS-0755, Albuquerque, New Mexico 87158; or Donna Briggs, Administrator III, Corporate Headquarters, MS-0705, Albuquerque, New Mexico 87158 to serve as my attorneys-in-fact to:

	(1)	execute for me in my capacity as a Director of PNM Resources, Inc.
	(Company), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 (1934 Act) and the associated rules;

	(2)	perform for me all acts which may be necessary or desirable to
	complete and execute Forms 3, 4, and 5, complete and execute any amendments,
	and timely file the forms with the Untied States Securities and Exchange
	Commission and the New York Stock Exchange, or similar authority; or

	(3)	take any other action related to the powers identified in items
	(1) and (2), which, in the opinion of the attorneys-in-fact, may be legally
	required or beneficial to me.

	I acknowledge that the attorneys-in-fact are serving at my request and neither they nor the Company are assuming any of my responsibilities to comply with Section 16 of the 1934 Act. This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the attorneys-in-fact.


						/s/Norman P. Becker
						Norman P. Becker

					ACKNOWLEDGMENT

State of New Mexico		)
				) ss.
County of Bernalillo		)

	The foregoing instrument was acknowledged before me on May 9, 2016, by Norman P. Becker.

						/s/Gloria Esquibel
						Notary Public

						My Commission Expires: August 3, 2019